EXHIBIT 99.1

Contacts:

Cubist Pharmaceuticals, Inc.	Fleishman-Hillard, Inc.
Eileen C. McIntyre	Christine Regan
Senior Director, Corporate Communications	(617) 692-0522
(781) 860-8533	reganc@fleishman.com
eileen.mcintyre@cubist.com

CUBIST PHARMACEUTICALS FILES SNDA TO EXPAND CUBICIN® LABEL

FOR STAPHYLOCOCCUS AUREUS BACTEREMIA WITH KNOWN OR SUSPECTED ENDOCARDITIS

Company Requests Priority Review

Lexington, MA, September 26, 2005 — Cubist Pharmaceuticals, Inc. (Nasdaq:  CBST) today announced the submission to the U.S. Food & Drug Administration (FDA) of a Supplemental New Drug Application (sNDA) for its IV antibiotic CUBICIN® (daptomycin for injection) requesting approval for a new indication at 6 mg/kg for treatment of patients with bacteremia with known or suspected endocarditis caused by Staphylococcus aureus (S. aureus). CUBICIN was originally approved in September, 2003, at 4 mg/kg intravenously once daily for the treatment of complicated skin and skin structure infections (cSSSI) caused by Gram-positive organisms, including both susceptible and resistant strains of S. aureus (MSSA and MRSA respectively). In June of this year, Cubist announced that in a groundbreaking Phase 3 study of infective endocarditis and bacteremia caused by S. aureus, CUBICIN at 6 mg/kg intravenously once daily met both primary end points for non inferiority vs. comparator consisting of dual therapy (semi synthetic penicillin plus initial gentamicin for infections caused by MSSA or vancomycin plus initial gentamicin for infections caused by MRSA.) More recently Cubist has announced that results of this study will be a late breaker presentation at the Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) on December 16.

The CUBICIN sNDA submission includes efficacy and safety data from the 120 patients that received Cubicin in the Phase 3 trial as well as supportive safety data derived from 12 clinical studies sponsored by Cubist and 3 clinical studies sponsored by Eli Lilly in which a total of 414 additional patients and subjects received at least one dose of daptomycin ≥6 mg/kg per day.  Included in the data package are results of a recently completed ascending dose tolerability (ADT) study, the results of which were also accepted in abstract form for poster presentation at this year’s ICAAC. The recently completed ADT study evaluated the pharmacokinetics and tolerability of CUBICIN when administered to healthy volunteers at doses up to 12 mg/kg once daily for 14 days.

Mike Bonney, President and CEO stated that “This sNDA filing seeks approval of CUBICIN at a higher dose than the currently approved dose as therapy for one of the most difficult to treat forms of infection caused by Staphylococcus aureus. If CUBICIN is approved for this indication, where rapid treatment with effective therapy is particularly important for successful patient outcomes, doctors would have a therapeutic alternative effective against both methicillin susceptible and resistant strains of staph aureus.”

Frank Tally, Senior Vice President and Chief Scientific Officer said: “This filing addresses an unmet medical need. This sNDA is the first registration filing for S. aureus bacteremia and infective endocarditis.”

Cubist has requested that the FDA consider granting this sNDA priority review status, which could shorten review time from the standard twelve months to six months.  The FDA customarily accepts or refuses to file NDAs and designates review status within 60 days of filing.

About CUBICIN® (daptomycin for injection)

CUBICIN is currently the only once-daily bactericidal antibiotic approved in the U.S. indicated for the treatment of complicated skin and skin structure infections caused by susceptible strains of the following Gram-positive microorganisms: Staphylococcus aureus (including methicillin-resistant strains), Streptococcus pyogenes, S. agalactiae, S. dysgalactiae subsp equisimilis and Enterococcus faecalis (vancomycin-susceptible strains only).  CUBICIN is not indicated for the treatment of pneumonia.  Most adverse events reported in clinical trials were mild or moderate in intensity and the most common were constipation, nausea, injection site reactions, and headache.  To reduce the development of drug-resistant bacteria and maintain the effectiveness of CUBICIN, CUBICIN should be used only to treat or prevent infections that are proven or strongly suspected to be caused by bacteria susceptible to CUBICIN.  For full prescribing information, visit www.cubicin.com.

About infective endocarditis and complicated bacteremia caused by S. aureus

All patients with staphylococcal bacteremia, or the presence of bacteria in the blood, are at risk for serious complications, including deep tissue infections and infective endocarditis (IE), an infection of the heart valves. Even with prompt treatment, infective endocarditis caused by S. aureus is associated with significant morbidity and mortality.

About the S. aureus endocarditis and bacteremia trial

Study DAP-IE-01-02 was an international, multi-center, prospective, randomized, controlled open-label Phase 3 trial of CUBICIN in patients with S. aureus endocarditis and bacteremia. Its end point was non-inferiority versus standard of care. Enrolled patients with S. aureus bacteremia that was either methicillin-sensitive (MSSA) or methicillin-resistant (MRSA) were randomized to receive a minimum of 2-6 weeks of either CUBICIN 6 mg/kg intravenously (IV) once-daily OR a semi-synthetic penicillin 2 grams IV 6 times per day OR vancomycin (standard doses) IV twice daily depending upon the organism susceptibility. Patients in the comparator arm of the study also received an initial 4 days of IV gentamicin. Patients were followed for up to 12 weeks following completion of therapy. Success was determined by an Independent External Adjudication Committee that was blinded to treatment assignment.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development and commercialization of antiinfective products that address unmet medical needs in the acute care environment.  In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a new class of antiinfectives called lipopeptides.  CUBICIN is currently the only once-daily bactericidal antibiotic approved in the U.S. with activity against both methicillin-susceptible and methicillin-resistant Staphylococcus aureus (MSSA and MRSA) in complicated skin and skin structure infections.  The Company has announced that its Phase 3 Staphylococcus aureus (S. aureus) endocarditis and bacteremia trial of CUBICIN® (daptomycin for injection) at 6 mg/kg once daily met its primary endpoints of non-inferiority in the intent-to-treat (ITT) and per protocol (PP) populations. Cubist expects to file a supplemental New Drug Application (sNDA) before year-end 2005 seeking priority review for approval to add S. aureus endocarditis and bacteremia to the indication statement for CUBICIN.  Cubist’s pipeline includes HepeX-B™, a monoclonal antibody biologic being evaluated to determine its potential for the prevention of infection by the Hepatitis B virus (HBV) in liver transplant patients, and research efforts focused on novel members of the lipopeptide class of molecules and on natural products discovery.  Cubist is headquartered in Lexington, MA.

Cubist Safe Harbor Statement

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and such statements are subject to a variety of risks and uncertainties.  There are a number of important factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements made by Cubist.  These factors include, but are not limited to: (i) the level of acceptance of CUBICIN by physicians, patients, third-party payors, and the medical community generally; (ii) Cubist’s ability to continue to develop, secure additional regulatory approvals for, and successfully market, CUBICIN; (iii) Cubist’s expectations regarding our ability to continue to manufacture sufficient quantities of CUBICIN in accordance with current Good Manufacturing Practices; (iv) commercialization of products that are competitive with CUBICIN; (v) Cubist’s ability to discover or in-license drug candidates; (vi) Cubist’s ability to successfully develop drug candidates in its pipeline, including HepeX-B; (vii) Cubist’s ability to successfully commercialize any product or technology developed by Cubist; (viii) Cubist’s ability to establish and maintain successful manufacturing, sales and marketing, distribution, and development collaborations; (ix) legislative or regulatory changes adversely affecting Cubist or the biopharmaceutical industry; (x) Cubist’s expectations regarding the future market demand and medical need for CUBICIN;  (xi) Cubist’s ability to protect its intellectual property and proprietary technologies; and (xii) Cubist’s ability to finance its operations.  Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s recent filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.; HepeX-B is a trademark of XTL
Biopharmaceuticals Ltd.

###

Additional information can be found at Cubist’s web site at www.cubist.com